UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): July 23, 2008
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32434	37-1149138
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
200 North 33rd Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     On July 23, 2008, Mercantile Bancorp, Inc. (the “Company”) issued a press release reporting unaudited financial results for the quarter ended June 30, 2008.
     The Company reported unaudited net income of $1.3 million or $0.15 per share for the quarter ended June 30, 2008 compared with net income of $2.4 million or $0.27 per share (adjusted for a 3-for-2 split in December 2007) in second quarter 2007.
     The Company had $1.7 billion in assets compared with $1.4 billion a year ago, half of the increase reflecting the contribution from HNB Financial Services, Inc., acquired late last year, and the remainder being organic growth. Total loans at June 30, 2008 were $1.2 billion, up 19 percent from $1 billion a year ago and deposits rose 25 percent to $1.4 billion versus $1.1 billion a year ago.
     Net interest income in second quarter was $10.9 million compared with $10.4 million in second quarter 2007. The Company noted in the past few months, net interest margins have started to stabilize after several quarters of margin compression. Stable and low interest rates have enabled subsidiary banks to re-price variable rate certificates of deposit, reducing interest expense and offsetting the decrease in loan yields due to the lower rate environment.
     Noninterest income, partially reflecting strong loan servicing activity, loan sales and growth in the Company’s trust services and brokerage business, rose 43 percent to $4.0 million in second quarter 2008 compared with $2.8 million in second quarter 2007. Also in second quarter 2008, the Company recorded a $943,000 pre-tax gain from the sale of its equity investment in First Charter Corporation. As previously announced, management elected to sell these shares in the open market rather than take shares of Fifth Third Bancorp, which acquired First Charter. The investment in First Charter was part of the Company’s strategy to invest in startup financial institutions.
     The Company’s first half 2008 net loss, primarily reflecting a loan loss provision taken in first quarter, was $414,000 or ($0.05) per share compared with net income of $4.2 million or $0.48 cents per share for the same period last year. For the six months of 2008, net interest income increased to $21.1 million compared with $20.8 million in first half 2007, while provision for loan losses increased to $6.6 million in the first half of 2008 compared with $1.2 million a year ago. Six months 2008 noninterest income was $7.7 million at June 30, 2008 versus $5.1 million for the same period in 2007. First half 2008 noninterest expense was $24.1 million compared with $18.6 million a year ago.
     The Company recorded a loan loss provision in second quarter 2008 of $1.8 million, compared with $4.8 million in first quarter 2008 and $1.2 million a year ago. As of June 30, 2008 total nonperforming loans (nonaccrual loans plus loans 90 or more days in arrears) were $30.5 million compared with $23.9 million last quarter. Management noted that of the total amount, approximately $22 million is concentrated in 12 commercial loan relationships.
     The full text of the earnings release is included herein as Exhibit 99.1 and is incorporated herein by reference.
Note: The information in this report provided in Item 2.02 is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements And Exhibits
     (c) Exhibits:

Exhibit
Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on July 23, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.

By: Name:	/s/ Ted T. Awerkamp Ted T. Awerkamp
Title:	President and Chief Executive Officer
Date: July 23, 2008

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